Guardant Health Reports Second Quarter 2020 Financial Results
Q2 2020 Revenue Increase of 23% Over Prior Year Period
REDWOOD CITY, Calif. August 6, 2020 – Guardant Health, Inc. (Nasdaq: GH), a leading precision oncology company focused on helping conquer cancer globally through use of its proprietary blood tests, vast data sets and advanced analytics, today reported financial results for the quarter ended June 30, 2020.
Recent Highlights
•Revenue of $66.3 million for the second quarter of 2020, an increase of 23% over the corresponding period of 2019
◦Precision oncology revenue of $51.0 million, an increase of 21% over the corresponding period of 2019
◦Development services revenue of $15.3 million, an increase of 29% over the corresponding period of 2019
•Reported 13,694 tests to clinical customers and 2,805 tests to biopharmaceutical customers in the second quarter of 2020, representing an increase of 15% and a decrease of 47%, respectively, over the second quarter of 2019
•Presented data from a new patient cohort that demonstrated that its LUNAR-2 liquid assay achieved 90% sensitivity and 94% specificity in detecting early-stage colorectal cancer
•Launched GuardantINFORM, a real-world clinical-genomic platform to accelerate precision oncology drug development
•Announced two strategic collaborations to develop the Guardant360 assay as a companion diagnostic for Janssen Biotech’s amivantamab in non-small-cell lung carcinoma, and expanding to a new indication, for Radius Health’s elacestrant in breast cancer
•Strengthened financial position with an underwritten public offering raising $354.6 million in net proceeds, ending the second quarter with $1.1 billion cash, cash equivalents and marketable securities
“During this challenging time, our team at Guardant Health successfully executed across our business and has never wavered from our commitment to serve patients,” said Helmy Eltoukhy, PhD, co-founder and CEO. “As we look to the second half of this year, despite the ongoing pandemic, I am more confident than ever in the strength and resilience of our team, the promise of the Guardant platform and the significant opportunity ahead to transform patient care.”
Second Quarter 2020 Financial Results
Revenue was $66.3 million for the three months ended June 30, 2020, a 23% increase from $54.0 million for the three months ended June 30, 2019. Precision oncology revenue grew 21% driven predominantly by an increase in average selling price. There were 13,694 clinical tests and 2,805 biopharmaceutical tests performed during the second quarter of 2020. Development services revenue increased 29% primarily related to the timing of project related milestones for companion diagnostic development programs.
Gross profit, or total revenue less cost of precision oncology testing and cost of development services, was $43.9 million for the second quarter of 2020, an increase of $6.8 million from $37.1 million for the corresponding prior year period. Gross margin, or gross profit divided by total revenue, was 66%, as compared to 69% for the corresponding prior year period.
Operating expenses were $98.5 million for the second quarter of 2020, as compared to $52.4 million for the corresponding prior year period, an increase of 88%.
Net loss attributable to Guardant Health, Inc. common stockholders was $54.6 million for the second quarter of 2020, as compared to $11.6 million for the corresponding prior year period. Net loss per share attributable to Guardant Health, Inc. common stockholders was $0.57 for the second quarter of 2020, as compared to $0.13 for the corresponding prior year period.
Cash, cash equivalents and marketable securities were $1.1 billion as of June 30, 2020. This includes approximately $354.6 million of net proceeds from Guardant Health's follow-on public offering which closed in early June.
2020 Guidance
Guardant Health is not providing 2020 financial guidance due to the continued uncertainties from the impact of COVID-19.
Webcast and Conference Call Information
Guardant Health will host a conference call to discuss the second quarter 2020 financial results after market close on Thursday, August 6, 2020 at 1:30 PM Pacific Time / 4:30 PM Eastern Time. A webcast of the conference call can be accessed at http://investors.guardanthealth.com. The webcast will be archived and available for replay for at least 90 days after the event.

Non-GAAP Measure
We believe that the exclusion of certain income and expenses in calculating non-GAAP Adjusted EBITDA can provide a useful measure for investors when comparing our period-to-period core operating results, and when comparing those same results to that published by our peers. To derive Adjusted EBITDA, we remove from GAAP results the impact of income (expenses) attributable to material non-cash items, specifically stock-based compensation and fair value remeasurements due to the subjectivity, management judgment, and market fluctuations involved around these amounts. We exclude certain other items because we believe that these income (expenses) do not reflect expected future operating expenses. Additionally, certain items are inconsistent in amounts and frequency, making it difficult to perform a meaningful evaluation of our current or past operating performance.
This non-GAAP financial measure is not intended to be considered in isolation from, as substitute for, or as superior to, the corresponding financial measure prepared in accordance with GAAP. There are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation, and do not present the full measure of our recorded costs against its revenue. In addition, our definition of the non-GAAP financial measures may differ from non-GAAP measures used by other companies.
Definition of Non-GAAP Adjusted EBITDA
“Adjusted EBITDA” is defined as net loss attributable to Guardant Health, Inc. common stockholders before: (i) interest income,(ii) interest expense (iii) provision for (benefit from) income taxes, (iv) depreciation and amortization expense, (v) other (income) expense, net, (vi) stock-based compensation expense, (vii) adjustments relating to non-controlling interest and contingent consideration and, if applicable in a reporting period, and (viii) acquisition-related expenses, and other non-recurring items.
About Guardant Health
Guardant Health is a leading precision oncology company focused on helping conquer cancer globally through use of its proprietary blood tests, vast data sets and advanced analytics. The Guardant Health Oncology Platform leverages capabilities to drive commercial adoption, improve patient clinical outcomes and lower healthcare costs across all stages of the cancer care continuum. Guardant Health has launched liquid biopsy-based Guardant360® and GuardantOMNI® tests for advanced stage cancer patients. These tests fuel development of our LUNAR program, which aims to address the needs of early stage cancer patients with neoadjuvant and adjuvant treatment selection, cancer survivors with surveillance, asymptomatic individuals eligible for cancer screening and individuals at a higher risk for developing cancer with early detection.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding the potential benefits and advantages of Guardant Health’s platforms, assays and tests, which involve risks and uncertainties that could cause Guardant Health’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors. These and additional risks and uncertainties that could affect Guardant Health’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Annual Report on Form 10-K for the year ended December 31, 2019 and in its other reports filed with the Securities and Exchange Commission, including, its Quarterly Report on Form 10-Q for the period ended March 31, 2020. The forward-looking statements in this press release are based on information available to Guardant Health as of the date hereof, and Guardant Health disclaims any obligation to update any forward-looking statements provided to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing Guardant Health’s views as of any date subsequent to the date of this press release.
Investor Contact:
Carrie Mendivil
investors@guardanthealth.com

Media Contact:
Anna Czene
press@guardanthealth.com

Guardant Health, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Revenue:
Precision oncology testing	$50,991	$42,064	$111,237	$70,901
Development services	15,344	11,911	22,608	19,729
Total revenue	66,335	53,975	133,845	90,630
Costs and operating expenses:
Cost of precision oncology testing (1)	17,809	14,650	36,000	25,673
Cost of development services	4,626	2,183	6,941	4,695
Research and development expense (1)	36,319	19,532	73,335	35,848
Sales and marketing expense (1)	25,015	19,439	50,130	37,246
General and administrative expense (1)	37,186	13,439	56,971	26,100
Total costs and operating expenses	120,955	69,243	223,377	129,562
Loss from operations	(54,620)	(15,268)	(89,532)	(38,932)
Interest income	2,640	3,099	5,958	5,584
Interest expense	(10)	(287)	(22)	(580)
Other (expense) income, net	2,285	(51)	2,076	96
Loss before provision for income taxes	(49,705)	(12,507)	(81,520)	(33,832)
Provision for (benefit from) income taxes	34	(1,207)	48	(1,181)
Net loss	(49,739)	(11,300)	(81,568)	(32,651)
Adjustment of redeemable noncontrolling interest	(4,900)	(300)	(800)	(5,000)
Net loss attributable to Guardant Health, Inc. common stockholders	$(54,639)	$(11,600)	$(82,368)	$(37,651)
Net loss per share attributable to Guardant Health, Inc. common stockholders, basic and diluted	$(0.57)	$(0.13)	$(0.87)	$(0.43)
Weighted-average shares used in computing net loss per share attributable to Guardant Health, Inc. common stockholders, basic and diluted	96,011	89,036	95,196	87,494
(1) Amounts include stock-based compensation expense as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Cost of precision oncology testing	$407	$126	$710	$296
Research and development expense	2,622	1,428	4,986	2,638
Sales and marketing expense	2,167	646	3,965	1,472
General and administrative expense	20,619	1,015	22,492	1,992
Total stock-based compensation expense	$25,815	$3,215	$32,153	$6,398

 Guardant Health, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$164,671	$143,228
Short-term marketable securities	773,160	379,574
Accounts receivable, net	41,017	47,986
Inventory	20,354	15,181
Prepaid expenses and other current assets	11,101	11,389
Total current assets	1,010,303	597,358
Long-term marketable securities	146,118	268,783
Property and equipment, net	56,995	43,668
Right-of-use assets	38,503	29,140
Intangible assets, net	17,148	8,524
Goodwill	3,290	3,290
Capitalized license fees	55	6,890
Other assets	5,124	4,882
Total Assets	$1,277,536	$962,535
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,982	$16,197
Accrued compensation	18,526	18,557
Accrued expenses	24,055	25,703
Deferred revenue	11,485	12,277
Total current liabilities	70,048	72,734
Long-term operating lease liabilities	41,117	33,256
Obligation related to royalty	—	6,880
Other long-term liabilities	1,382	1,672
Total Liabilities	112,547	114,542
Redeemable noncontrolling interest	50,400	49,600
Stockholders’ equity:
Common stock, par value of $0.00001 per share; 350,000,000 shares authorized as of June 30, 2020 and December 31, 2019; 99,312,237 and 94,261,414 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	1	1
Additional paid-in capital	1,544,373	1,150,090
Accumulated other comprehensive income	5,392	1,111
Accumulated deficit	(435,177)	(352,809)
Total Stockholders’ Equity	1,114,589	798,393
Total Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Equity	$1,277,536	$962,535

Guardant Health, Inc.
Reconciliation of Net Loss Attributable to Guardant Health, Inc. Common Stockholders (1) to Non-GAAP Adjusted EBITDA (unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net loss attributable to Guardant Health, Inc. common stockholders	$(54,639)	$(11,600)	$(82,368)	$(37,651)
Adjustments:
Interest income	(2,640)	(3,099)	(5,958)	(5,584)
Interest expense	10	287	22	580
Other (income) expense, net	(2,285)	51	(2,076)	(96)
Provision for (benefit from) income taxes	34	(1,207)	48	(1,181)
Depreciation and amortization	3,805	2,657	7,109	5,011
Stock-based compensation expense	25,815	3,215	32,153	6,398
Adjustments relating to non-controlling interest and contingent consideration	4,900	300	610	5,000
Acquisition related expenses (2)	—	422	9,707	422
Adjusted EBITDA (non-GAAP)	$(25,000)	$(8,974)	$(40,753)	$(27,101)

(1) Net Loss attributable to Guardant Health, Inc. common stockholders is the most directly comparable GAAP operating financial measure.
(2) For the six months ended June 30, 2020, acquisition related expenses consist of a dispute settlement expense of $1.2 million and IPR&D technology write off for $8.5 million incurred for the three months ended March 31, 2020 in connection with a settlement and a license purchase agreement. For the three and six months ended June 30, 2019, acquisition related expenses of $0.4 million primarily include certain diligence, accounting, and legal expenses incurred related to our Bellwether acquisition.